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                                                               EXHIBIT 11-2


                       NAC RE CORP. AND SUBSIDIARIES
              COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
             (Dollars in thousands, except per share amounts)


Fully Diluted Earnings Per Share of Common Stock and Common Stock Equivalents
-----------------------------------------------------------------------------

                                                                Three months ended               Nine months ended
                                                                   September 30,                   September 30,
                                                            ---------------------------    ----------------------------
                                                               1995            1994            1995           1994
                                                            ------------    -----------    -----------      -----------

Net income applicable to  Common Stock                          $17,599         $10,294        $43,568         $26,228

After-tax add back of convertible debenture interest and
amortization                                                        876             876          2,628           2,628
                                                             ----------      ----------     ----------      ----------

Adjusted net income                                             $18,475         $11,170        $46,196         $28,856
                                                             ==========      ==========        =======      ==========


Average number of common shares outstanding                  17,591,170      17,588,889     17,554,752      17,641,293




Add:

  Assumed exercise of dilutive stock options (1)                447,314         234,725        447,988         308,091


  Assumed conversion of convertible  debentures (2)           2,020,202       2,020,202      2,020,202       2,020,202
                                                             ----------      ----------     ----------      ----------

Common stock and common stock  equivalents outstanding       20,058,686      19,843,816     20,022,942      19,969,586

Fully diluted earnings per share                                  $0.92           $0.56          $2.31           $1.44
                                                             ==========      ==========        =======      ==========



(1) Computed utilizing the higher of ending or average market price of the Common Stock for the period.

(2)       Reflects the assumed conversion of the Company's 5.25%
          Convertible Subordinated Debentures due 2002.


                                   - 17 -

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